Exhibit 13.15

Gary C. Evans to Meet With Institutional Investors in Denver, Colorado

Monday, August 14 – Tuesday, August 15

Gary C. Evans, Chairman & CEO of Energy Hunter Resources, will meet with institutional investors in Denver, Colorado on Monday, August 14 – Tuesday, August 15 to discuss the Company’s recently announced 9,413 net acre acquisition in the San Andres oil play of the Permian Basin, as well as the company’s Regulation A+ Filing recently made to the SEC.

Individuals interested in an update on the company and meeting with Mr. Evans in Denver, Colorado should contact:

Anthony D. Andora
Investor Relations
Energy Hunter Resources, Inc.
www.EnergyHunter.Energy
Ph: 720-317-8927

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Houston, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Focusing on the Eagle Ford Shale and Permian Basin regions, our aim is to create substantial shareholder value through a balanced program of acquisitions and low-risk development and exploitation opportunities utilizing horizontal drilling and fracture stimulation technology.

Forward-Looking Statements

Energy Hunter Resources, Inc. can give no assurance that such expectations will prove to be correct.  All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: The success of the company’s exploration and development efforts; the price of oil, gas and other produced gasses and liquids; the worldwide economic situation; changes in interest rates or inflation; the ability of the company to transport gas, oil and other products; the ability of the company to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; cost of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the company’s stock price.  You are urged to carefully review and consider the cautionary statements and other disclosures.  Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter Resources does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

Energy Hunter Resources, Inc. has filed an offering statement on Form 1-A relating to its securities with the Securities and Exchange Commission but it has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link: https://www.sec.gov/cgi-bin/browse-edgar?company=Energy+Hunter+Resources&owner=exclude&action=getcompany. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.